Exhibit (d) 3.20

LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Yield Calculation Services Agreement

Pursuant to Section 9 of the Amended and Restated Yield Calculation Services Agreement of Russell Investment Company (“RIC”), dated August 1, 2006, RIC advises you that it is creating Class A Shares, Class C Shares and Class S Shares for the existing Equity I, Equity Q, Equity II, International and Fixed Income III Funds (the “New Classes”). RIC desires for State Street Bank and Trust Company to compute the performance results of the New Classes pursuant to the terms and conditions of the Amended and Restated Yield Calculation Service Agreement. The fees to be charged by you in return for your services are set forth in the Amended and Restated Yield Calculation Services Agreement.

Please indicate your acceptance to amend the Amended and Restated Yield Calculation Service Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson Treasurer

Accepted this              day of                                         , 2008

STATE STREET BANK AND TRUST COMPANY

By:
Its: